Exhibit 99.1

Brooks Automation Completes Agreement with Yaskawa for Joint Venture in Japan and Acquisition of Synetics Solutions
CHELMSFORD, Mass., June 30 — Brooks Automation, Inc. (Nasdaq: BRKS) today announced that it completed the previously announced agreement with Yaskawa Electric Corporation (“Yaskawa”) (TSE: 6506) to form a 50/50 joint venture in Japan and to purchase Synetics Solutions Inc., a U.S. subsidiary of Yaskawa. The closing conditions of the agreement were fulfilled on June 30, 2006. The joint venture is expected to commence full operations in September 2006, while Synetics will become part of Brooks Automation at the close of business on June 30, 2006.
The new joint venture company, called Yaskawa Brooks Automation, Inc. (“YBA”), will be the exclusive channel for sales, marketing and support in Japan for the semiconductor robotics products of Yaskawa and the automation hardware products of Brooks. Excluded from this joint venture are the Yaskawa robots used for flat panel display manufacturing and the Yaskawa motion control products, as well as Brooks’ software products and the products of the recently acquired Helix Technology.
Koji Toshima, president and chief executive officer of Yaskawa, said: “We are pleased to move forward with this agreement with Brooks Automation. The completion of this joint venture is an important milestone for both companies as we partner to improve our product offerings and support capabilities for our Japanese customers.”
Edward C. Grady, president and chief executive officer of Brooks, said: “We are extremely excited to be associated with Yaskawa, one of the most respected companies in Japan. The newly established YBA joint venture is expected to have revenues in excess of $100M in its first full year of operation, which we believe makes it the largest merchant supplier of tool automation in the Japan market with significant growth potential over the next few years. With Japan being the world’s second largest market for semiconductor equipment, we have a good opportunity to increase our presence in this important region. At the same time, the Synetics acquisition gives Brooks critical mass to enhance our capabilities of manufacturing customer designed automation systems. Synetics has successfully combined domain expertise in semiconductor automation with a finely tuned business model in the competitive contract manufacturing area to be an important provider of integrated systems to the world’s largest semiconductor equipment manufacturers.”
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware, software and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com/.
About Yaskawa Electric Corporation
Yaskawa Electric provides core technologies focused through the fields of Motion Control, Robotics Automation, and Systems Engineering aimed at enhancing customer return. Since it was founded in 1915, Yaskawa Electric has provided the best in products and technology to the market. From motor applications, advancement of industrial automation, creation of Mechatronics, and cutting edge robotics, Yaskawa has continuously been at the forefront of each era. For more information, visit http://www.yaskawa.co.jp/.

Cautionary Statement Concerning Forward-Looking Statements. Statements in this press release regarding the transaction, and the expected benefits and financial results of the transaction, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning the benefits of the proposed transaction, the combined businesses’ status as premier providers of automation solutions primarily for the semiconductor capital equipment market; trends in the semiconductor manufacturing industry, including the trend among semiconductor capital equipment manufacturers to outsource production of certain of their systems and growth trends within the market segments in which the combined businesses will compete; the strength, profitability and capabilities of the combined businesses; the ability of the combined businesses to achieve efficiencies, profitability and growth; the capabilities and market acceptance of the combined businesses’ products going forward; the impact of the acquisition and merger in mitigating the volatility of financial performance; and the importance of size and scale as a factor in competing in the market segments in which the combined company will operate. Such statements are based upon the current beliefs and expectations of Brooks’ management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability of Brooks to successfully integrate Synetics’ operations and employees; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers and employees; the ability of the joint venture to achieve market success in Japan; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Brooks’ filings with the SEC, including Brooks’ Annual Report on Form 10-K for the year ended September 30, 2005, which are available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Brooks and Yaskawa disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
Contact:
Mark B. Chung
Director of Investor Relations
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com